ATTACHMENT Q.77C

THE GERMANY FUND, INC.

Item 77C (a), (b) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated June 2004, filed on May 26, 2004 (Accession No. 0000891092-04-002657).

Item 77C (c):
THE GERMANY FUND, INC.
REPORT OF STOCKHOLDERS' MEETING (unaudited)

The Annual Meeting of Stockholders of The Germany Fund, Inc. was held on June 22, 2004. At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):


1. To elect five Directors, three to serve for a term of three years and two to serve for a term of two years and until their successors are elected and qualify.

                                                       Number of Votes
                                            ----------------------------------
                                               For                    Withheld
                                               ----                   --------
Kurt W. Bock*                               12,592,389                 573,049
John A. Bult                                12,625,983                 539,455
Richard R. Burt                             12,574,848                 590,590
John H. Cannon*                             12,577,866                 587,572
Robert H. Wadsworth                         12,624,755                 540,683
-------
*To serve two-year term.


2. To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2004.

                                                                 Number of Votes
                                                       -------------------------
                                            For               Against  Abstain
                                            ---               -------  --------
                                            12,704,409        212,638  248,391